Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-131926 and 333-208048 on Form S-8 of our reports relating to the consolidated financial statements of Lancaster Colony Corporation and subsidiaries, and the effectiveness of Lancaster Colony Corporation’s internal control over financial reporting dated August 24, 2017, appearing in this Annual Report on Form 10-K of Lancaster Colony Corporation for the year ended June 30, 2017.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Columbus, Ohio
August 24, 2017